UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): April 10, 2020 (April 7, 2020)

ARCONIC CORPORATION

 (Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-39162 (Commission File Number)	84-2745636 (I.R.S. Employer Identification Number)

201 Isabella Street, Suite 200 Pittsburgh, Pennsylvania (Address of Principal Executive Offices)	15212-5872 (Zip Code)

(412) 992-2500

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ARNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 10, 2020, Arconic Corporation (the “Company”) and Howmet Aerospace Inc. (“Howmet Aerospace”) entered into the first amendment to the Employee Matters Agreement between the Company and Howmet Aerospace, dated March 31, 2020 (the “Employee Matters Agreement”), which amendment modified the equity compensation adjustment provisions that are applicable to the Arconic Inc. restricted stock unit awards and performance-based restricted stock unit awards in connection with the separation of the Company and Howmet Aerospace into two independent, publicly-traded companies (the “Separation”) under the terms of the Employee Matters Agreement. Such modification provides that the post-Separation stock price used in the applicable adjustment ratio for restricted stock unit awards and performance-based restricted stock unit awards for each of Howmet Aerospace common stock and Company common stock shall be the greater of (i) the closing price on the date of the Separation and (ii) the simple average of the volume-weighted average trading price on each of the five consecutive trading days commencing on the date of the Separation.

The description set forth above is qualified in its entirety by the full text of the first amendment to the Employee Matters Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2020, in response to the impact of the COVID-19 pandemic on the Company, the economy and the global community, the Company entered into letter agreements with each of Timothy D. Myers, its President and Chief Executive Officer, Erick Asmussen, its Executive Vice President & Chief Financial Officer, and Diana Toman, its Executive Vice President, Chief Legal Officer & Secretary. The letter agreements provide for a reduction in base salary of 30% for Mr. Myers and 20% for Mr. Asmussen and Ms. Toman, during the period commencing on April 16, 2020 and concluding on December 31, 2020 (or such earlier date as the Company determines to restore the applicable officer’s salary). The Company also reduced the base salaries of the Company’s three other executive officers who are not party to letter agreements by 20%, pursuant to the same terms as described in the preceding sentence. For purposes of provisions of employee benefit plans utilizing base salary, the applicable officer’s base salary without regard to the temporary reduction will continue to apply.

The descriptions set forth above are qualified in their entirety by the full text of the letter agreements, which are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.

Item 8.01	Other Events.

On April 7, 2020, in further response to the impact of the COVID-19 pandemic on the Company, the economy and the global community, the Board of Directors of the Company (the “Board”) approved a modification to the application of the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”) to provide for a 30% reduction in the annual cash retainers payable to the Company’s non-employee directors during the period commencing on April 1, 2020 and concluding on December 31, 2020 (or such earlier date as the Board determines to restore the annual cash retainers payable to the Company’s non-employee directors to the levels specified in the Director Compensation Policy). The Board also delayed the grant date of the non-employee director equity awards that would otherwise be granted shortly following the Separation under the terms of the Director Compensation Policy until the date that the Company grants 2020 annual equity awards to Company employees.

The terms and conditions of the restricted share units for annual director awards and the terms and conditions for deferred fee restricted share units for director awards are attached hereto as Exhibits 10.4 and 10.5, respectively and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

2.1	First Amendment to Employee Matters Agreement, dated as of April 10, 2020, by and between Howmet Aerospace Inc. and Arconic Corporation

10.1	Letter Agreement, dated as of April 8, 2020, by and between Arconic Corporation and Timothy D. Myers

10.2	Letter Agreement, dated as of April 8, 2020, by and between Arconic Corporation and Erick Asmussen

10.3	Letter Agreement, dated as of April 8, 2020, by and between Arconic Corporation and Diana Toman

10.4	Terms and Conditions for Restricted Share Units for Annual Director Awards, under the Arconic Corporation 2020 Stock Incentive Plan, effective April 8, 2020

10.5	Terms and Conditions for Deferred Fee Restricted Share Units for Director Awards under the Arconic Corporation 2020 Stock Incentive Plan, effective April 8, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC CORPORATION

	By:	/s/ Diana C. Toman
Diana C. Toman
Executive Vice President, Chief Legal Officer and Secretary
Date: April 10, 2020